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                                                                     EXHIBIT 3.1


                          EIGHTH AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                        OF AGILE SOFTWARE CORPORATION,
                           a California Corporation


     The undersigned, Bryan D. Stolle and Thomas P. Shanahan, hereby state that:

     ONE:      They are the duly elected and acting President and Secretary, respectively, of said corporation.

     TWO:      The Articles of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I

     The name of this corporation is Agile Software Corporation.

                                  ARTICLE II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     A.   Classes of Stock.  This corporation is authorized to issue two classes
          ----------------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 50,175,556 shares. 29,000,000 shares shall be Common Stock and 21,175,556 shares shall be Preferred Stock.

     B.   Rights, Preferences and Restrictions of Preferred Stock.  The
          -------------------------------------------------------
Preferred Stock authorized by these Eighth Amended and Restated Articles of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of 1,500,000 shares, the Series B Preferred Stock, which series shall consist of 3,000,000 shares, the Series C Preferred Stock, which series shall consist of 4,000,000 shares, the Series C1 Preferred Stock, which shall consist of 4,000,000 shares, the Series D Preferred Stock, which series shall consist of 1,500,000 shares, the Series D1 Preferred Stock, which series shall consist of 1,500,000 shares, the Series E Preferred Stock, which series shall consist of 1,000,000 shares, the Series E1 Preferred Stock, which series shall consist of 1,000,000 shares, the Series F Preferred Stock, which series shall consist of 1,837,778 shares and the Series F1 Preferred Stock, which series shall consist of 1,837,778 shares, are as set forth below in this Article III(B).

     The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them.
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Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or the corporation's Articles of Incorporation (the "Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without
                                          ---- -----
limitation, inclusion of provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent) or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock) prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     1.   Dividend Provisions.  Subject to the rights of series of Preferred
          -------------------
Stock which may from time to time come into existence, the holders of outstanding Preferred Stock shall be entitled to receive in any fiscal year, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at a rate of (i) $0.01 per share of Series A Preferred Stock, (ii) $0.01 per share of Series B
Preferred Stock, (iii) $0.01 per share of Series C and Series C1 Preferred Stock, (iv) $0.01 per share of Series D and Series D1 Preferred Stock, (v) $0.01 per share of Series E and Series E1 Preferred Stock and (vi) $0.01 per share of Series F and Series F1 Preferred Stock, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation or, if greater (as determined on a per annum basis and on an as converted into Common Stock basis), an amount equal to that paid on any other outstanding shares on this corporation. The right to such dividends on shares of Preferred Stock shall not be cumulative and no right shall accrue to holders of shares of Preferred Stock by reason of the fact that dividends on such shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

     2.   Liquidation Preference.
          ----------------------

     (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series F and Series F1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, (A) in the case of the Series A Preferred Stock, an amount per share equal to the sum of (i) $0.10 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") and (ii) an amount equal to declared but unpaid dividends on such share, (B) in the case of the Series B Preferred Stock, an amount per share equal to the sum of (i) $0.354 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") and (ii) an amount equal to declared but unpaid dividends on such share, (C) in the case of the Series C and Series C1

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Preferred Stock, an amount per share equal to the sum of (i) $1.16 for each outstanding share of Series C Preferred Stock and Series C1 Preferred Stock (the "Original Series C Issue Price" and the "Original Series C1 Issue Price," respectively) and (ii) an amount equal to declared but unpaid dividends on such share, (D) in the case of the Series D and Series D1 Preferred Stock, an amount per share equal to the sum of (i) $2.964 for each outstanding share of Series D Preferred Stock and Series D1 Preferred Stock (the "Original Series D Issue Price" and the "Original Series D1 Issue Price," respectively) and (ii) an amount equal to declared but unpaid dividends on such share, (E) in the case of the Series E and Series E1 Preferred Stock, an amount per share equal to the sum of (i) $5.00 for each outstanding share of Series E Preferred Stock and Series E1 Preferred Stock (the "Original Series E Issue Price" and the "Original Series E1 Issue Price," respectively) and (ii) an amount equal to declared but unpaid dividends on such share and (F) in the case of the Series F and Series F1 Preferred Stock, an amount per share equal to the sum of (i) $6.75 for each outstanding share of Series F Preferred Stock and Series F1 Preferred Stock (the "Original Series F Issue Price" and the "Original Series F1 Issue Price," respectively) and (ii) an amount equal to declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

     (b) After the distribution described in subsection (a) of this Section 2 has been paid, subject to the rights of series of Preferred Stock which may from time to time come into existence, the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock and of Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock) until, (i) with respect to the holders of Series B Preferred Stock, such holders shall have received an aggregate of $0.708 per share (including amounts paid pursuant to subsection (a) of this Section 2), (ii) with respect to the holders of Series C and Series C1 Preferred Stock, such holders shall have received an aggregate of $2.32 per share (including amounts paid pursuant to subsection (a) of this Section 2),
(iii) with respect to the holders of Series D and Series D1 Preferred Stock, such holders shall have received an aggregate of $5.928 per share (including amounts paid pursuant to subsection (a) of this Section 2), (iv) with respect to the holders of Series E and Series E1 Preferred Stock, such holders shall have received an aggregate of $10.00 per share (including amounts paid pursuant to subsection (a) of this Section 2); and (v) with respect to the holders of Series F and Series F1 Preferred Stock, such holders shall have received an aggregate of $13.50 per share (including amounts paid pursuant to subsection (a) of this Section 2). Thereafter, subject to the rights of series of Preferred Stock that may from time to time come into existence, if assets remain in this corporation, the holders of the Common Stock of this corporation shall receive all of the remaining assets of this corporation pro rata based on the number of shares of Common Stock held by each.

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     (c)(i)    For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the corporation), or (B) a sale of all or substantially all of the assets of the corporation; unless the corporation's shareholders of record as constituted
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immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

          (ii) In any of such events, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

               (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                    (1) If traded on a securities exchange or on the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing;

                    (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three days prior to the closing; and

                    (3) If there is no active public market, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors of the corporation.

               (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as reasonably determined in good faith by the Board of Directors of the corporation.

          (iii) In the event the requirements of this section 2(c) are not complied with, this corporation shall forthwith either:

               (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

               (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

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          (iv)      In the event a consolidation or merger of the corporation is to be treated as a liquidation pursuant to paragraph (c)(i) above, this corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than 20 days prior to the shareholders' meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the corporation has given the first notice provided for herein or sooner than ten days after the corporation has give notice of any material changes provided for herein: provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of Preferred Stock.

     3.   Redemption.  The Preferred Stock is not redeemable.
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     4.   Conversion.  The holders of the Series A, Series B, Series C, Series
          ----------
C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a)  Right to Convert.  Each share of Series A, Series B, Series C, Series
          ----------------
C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable share of Common Stock as is determined by dividing the Original Issue Price for such series by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock, respectively, shall be the applicable Original Issue Price for such series: provided, however, that (i) the Conversion Price for the Series A, Series B, Series C1, Series D1, Series E1 and Series F1 Preferred Stock shall be subject to adjustment as set forth in subsections 4(e), 4(f) and 4(h) and (ii) the Conversion Price for the Series C, Series D, Series E and Series F Preferred Stock shall be subject to adjustment as set forth in subsections 4(d), 4(e), 4(f) and 4(h).

     (b)  Automatic Conversion.  Each share of Series A, Series B, Series C,
          --------------------
Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) the corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), the public offering price of which is not less than $8.78 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) and $20,000,000 in the aggregate (ii) in the case of the Series A, Series B, Series C, Series C1, Series D, Series D1, Series E and Series E1 Preferred Stock, the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A, Series B, Series C, Series C1, Series D, Series D1,

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

Series E and Series E1 Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) or (iii) in the case of the Series F and Series F1 Preferred Stock, the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series F and Series F1 Preferred Stock (voting together as a single class and not as a separate series and on an as-converted basis).

     (c)  Mechanics of Conversion.  Before any holder of Preferred Stock shall
          -----------------------
be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for such Preferred Stock, and shall give written notice to this corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

     (d)  Conversion Price Adjustments of Preferred Stock.  The Conversion Price
          -----------------------------------------------
of the Series C, Series D, Series E and Series F Preferred Stock shall be subject to adjustment from time to time as follows:

         (i) (A) If after the date upon which any shares of the Series F Preferred Stock were first issued (the "Purchase Date") the corporation issues (or is deemed hereunder to have issued) any shares of Additional Stock (as defined below in subsection 4(d)(ii)), without consideration or for a consideration per share less than the Conversion Price for any of the Series C, Series D, Series E or Series F Preferred Stock in effect immediately prior to each such issuance of any such Additional Stock, then the Conversion Price for each such share of Series C and/or Series D and/or Series E and/or Series F Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed issued pursuant to subsection 4(d)(i)(E) below) plus the number of shares of Common Stock (including shares of Common Stock deemed issued pursuant to subsection 4(d)(i)(E) below) which the aggregate consideration received by the corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock (including shares of Common Stock deemed issued pursuant to subsection 4(d)(i)(E) below) outstanding immediately prior to such issuance plus the number of shares of such Additional Stock so issued.

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No adjustment shall be made to the Conversion Price of the Series A, Series B,
Series C1, Series D1, Series E1 and Series F1 Preferred Stock pursuant to this subsection 4(d)(i).

               (B) No adjustment of the Conversion Price for the Series C, Series D, Series E or Series F Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

               (C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

               (D) In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the corporation's Board of Directors in good faith irrespective of any accounting treatment.

               (E) In the case of the issuance (whether before, on or after the Purchase Date) of options, warrants or other rights to purchase or subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options, warrants or other rights to purchase or subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

                    (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options, warrants or other rights to purchase or subscribe for Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and 4(d)(i)(D)), if any, received by the corporation upon the issuance of such options, warrants or other rights plus the minimum exercise price provided in such options, warrants or other rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                    (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options, warrants or other rights to purchase or subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or other rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options, warrants or other rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange in full of such securities or the exercise in full of any related options, warrants or other rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and 4(d)(i)(d)).

                    (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options, warrants or other rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series C, Series D, Series E or Series F Preferred Stock, to the extent in any way affected by or computed using such options, warrants or other rights or securities, or options, warrants or other rights related to such securities, shall be recomputed to reflect such change; but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options, warrants or other rights or the conversion or exchange of such securities.

                    (4) Upon the expiration of any such options, warrants or other rights, the termination of any such rights to convert or exchange or the expiration of any options, warrants or other rights related to such convertible or exchangeable securities, the Conversion Price of the Series C, Series D, Series E or Series F Preferred Stock, to the extent in any way affected by or computed using such options, warrants or other rights or securities, or options, warrants or other rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options, warrants or other rights upon the conversion or exchange of such securities or upon the exercise of the options, warrants or other rights related to such securities.

                    (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

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

               (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation after the Purchase Date other than:

                 (A) Common Stock issued pursuant to a transaction described in subsection 4(e) hereof:

                 (B) up to 4,375,000 shares of Common Stock issuable or issued to officers, employees, consultants or directors of the Company, directly or pursuant to a plan, arrangement or agreement approved by the Board of Directors of this corporation;

                 (C) shares of Common Stock issued or issuable (x) in a public offering registered under the Securities Act, before or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock or (y) upon exercise of warrants or rights granted to underwriters in connection with such a public offering; or

                 (D) the issuance of stock, warrants or other securities or rights as approved by the Board of Directors to persons or entities with which the Company has business relationships provided such issuances are for other than primarily equity financing purposes.

     (e)  Adjustment of Conversion Price for Dividends, Distributions and Common
          ----------------------------------------------------------------------
Stock Equivalents.  In the event the corporation should at any time or from time
-----------------
to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of each such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

     (f) Adjustment of Conversion Price for Combination of Common Stock.  If
         --------------------------------------------------------------
the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, or the date of such combination if no record date is fixed, the Conversion Price for the Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each such series shall be decreased in proportion to such decrease in outstanding shares.

     (g) Other Distributions.  In the event this corporation shall declare a
         -------------------
distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, or assets (excluding cash dividends), then, in each such case for the purpose of this subsection 4(g), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution (or the date of such distribution if no record date is fixed).

     (h) Recapitalization.  If at any time or from time to time there shall be a
         ----------------
recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or
Section 2), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the corporation, or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     (i) No Impairment.  This corporation will not, by amendment of its Articles
         -------------
of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

     (j) No Fractional Shares and Certificate as to Adjustments.
         ------------------------------------------------------

               (i) No fractional shares shall be issued upon conversion of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with one-half (1/2) being rounded upward). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Conversion Price at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

     (k)  Notice of Record Date.  In the event of any taking by this corporation
          ---------------------
of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

     (l)  Reservation of Stock Issuable Upon Conversion.  This corporation shall
          ---------------------------------------------
at all times reserve and keep available out of it, authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary, to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     (m)  Notices. Any notice required by the provisions of this Section 4 to be
          -------
given to the holders of shares of Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of this corporation.

     (n)  Special Mandatory Conversion.
          ----------------------------

          (i) At any time following the Purchase Date, if (a) the holders of shares of Series C, Series D, Series E or Series F Preferred Stock are entitled to exercise the right of first offer (the "Right of First Offer") set forth in
Section 2.4 of the Fifth Amended and Restated Investors' Rights Agreement, of even date with the Purchase Date, by and between this corporation and certain investors, as amended from time to time (the "Rights Agreement"), with respect to an equity financing of the corporation (the "Equity Financing"), (b) the Equity Financing would result in a Conversion Price adjustment to the Series C, Series D, Series E or

Series F Preferred Stock, as provided, in subsection 4(d)(i) herein, (c) this corporation has complied with its notice obligations under the Right of First Offer (or such notice obligations have been waived) with respect to such Equity Financing and requests, in writing, to each such holder that such holder exercise its Right of First Offer, and this corporation thereafter proceeds to consummate the Equity Financing and (d) such holder (a "Non-Participating Holder") does not by exercise of such holder's Right of First Offer acquire his, her or its pro rata share offered in such Equity Financing (a "Mandatory Offering"), then, all of such Non-Participating Holder's shares of Series C, Series D, Series E or Series F Preferred Stock, as the case may be, shall automatically and without further action on the part of such holder be converted, effective upon, subject to and concurrently with, the consummation of the Mandatory Offering (the "Mandatory Offering Date") into an equivalent number of shares of Series C1, Series D1, Series E1 or Series F1 Preferred Stock, as the case may be; provided, however, that no such conversion shall occur in
                 --------  -------
connection with a particular Equity Financing with respect to a particular holder if, pursuant to the written request of this corporation to all such holders (on an equivalent basis), such holder agrees in writing to waive his, her or its Right of First Offer with respect to such Equity Financing. Upon conversion pursuant to this subsection 4(n)(i), the shares of Series C, Series D, Series E and Series F Preferred Stock so converted shall be cancelled and not subject to reissuance.

          (ii) The holder of any shares of Series C, Series D, Series E, or Series F Preferred Stock converted pursuant to this subsection 4(n) shall deliver to this corporation during regular business hours at the office of any transfer agent of the corporation for the Series C, Series D, Series E or Series F Preferred Stock, or at such other place as may be designated by the corporation, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to this corporation. As promptly as practicable thereafter, this corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Series C1, Series D1, Series E1 or Series F1 Preferred Stock to be issued and such holder shall be deemed to have become a shareholder of record of Series C1, Series D1, Series E1 or Series F1 Preferred Stock, as the case may be, immediately prior to the close of business on the Mandatory Offering Date.

          (iii) In the event any shares of Series C1, Series D1, Series E1 or Series F1 Preferred Stock are issued, concurrently with such issuance, this corporation shall use its best efforts to take all such action as may be required, including amending its Articles of Incorporation, (a) to cancel all authorized shares of Series C1, Series D1, Series E1 or Series F1 Preferred Stock that remain unissued after such issuance, (b) to create and reserve for issuance upon conversion pursuant to this subsection 4(n) of any Series C, Series D, Series E or Series F Preferred Stock a new series of Preferred Stock equal in number to the number of shares of Series C1, Series D1, Series E1 or Series F1 Preferred Stock so cancelled and designated Series C2, Series D2, Series E2 or Series F2 Preferred Stock, with the designations, powers, preferences and rights and the qualifications, limitations and restrictions identical to those then applicable to the Series C1, Series D1, Series E1 or Series F1 Preferred Stock, except that the Conversion Price for such shares of Series C2, Series D2, Series E2 or Series F2 Preferred Stock shall be the Series C, Series D, Series E or Series F Conversion Price, respectively, in effect immediately prior to such issuance and (c) to amend the provisions of this subsection 4(n) to provide that any subsequent conversion pursuant to this subsection 4(n) will be into shares of Series C2, Series D2, Series E2 or Series F2 Preferred Stock. This corporation shall take the same actions with respect to the Series C2, Series D2, Series E2 or Series F2 Preferred Stock and each subsequently authorized series of Preferred Stock upon initial issuance of shares of the last such series to be authorized. The right to receive any dividend declared but unpaid at the time of conversion on any shares of Preferred Stock converted pursuant to the provisions of this subsection 4(n) shall accrue to the benefit of the new shares of Preferred Stock issued upon conversion thereof.

          5.   Voting Rights.
               -------------

          (a)  General Voting Rights. Each holder of Series A Preferred Stock,
               ---------------------
each holder of Series B Preferred Stock, each holder of Series C Preferred Stock, each holder of Series C1 Preferred Stock, each holder of Series D Preferred Stock, each holder of Series D1 Preferred Stock, each holder of Series E Preferred Stock, each holder of Series E1 Preferred Stock, each holder of Series F Preferred Stock and each holder of Series F1 Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F or Series F1 Preferred Stock, as the case may be, could then be converted. Except as otherwise provided by law, holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C1 Preferred Stock, Series D Preferred Stock, Series D1 Preferred Stock, Series E Preferred Stock, Series E1 Preferred Stock, Series F Preferred Stock and Series F1 Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any questions upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock, as the case may be, held by each holder could be converted) shall be rounded to the nearest whole number (with one-half (1/2) being rounded upward).

          (b)  Voting for the Election of Directors. As long as 50% or more of
               ------------------------------------
the shares of Series A Preferred Stock originally issued remain outstanding, the holders of such shares of Series A Preferred Stock shall be entitled to elect one director of this corporation at each annual election of directors. As long as 50% or more of the shares of Series B Preferred Stock originally issued remain outstanding, the holders of such shares of Series B Preferred Stock shall be entitled to elect one director of the corporation at each annual election of directors. As long as 50% or more of the shares of Series C Preferred Stock and Series C1 Preferred Stock originally issued remain outstanding, the holders of such shares of Series C Preferred Stock and Series C1 Preferred Stock, voting together as a single class, shall be entitled to elect one director of the corporation at each annual election of directors. The holders of outstanding Common Stock shall be entitled to elect one director of the corporation at each annual election of directors. The holders of Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F and Series F1 Preferred Stock, the holders of Common Stock and the holders of any series of Preferred Stock that may from time to time come into existence (voting together as a single class and not as separate series, and on an as-converted basis), shall be entitled to elect any remaining directors of the corporation.

     In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this subsection (5)(b), the remaining directors so elected by that class or series may, by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders, and any vacancy thereby created may be filled by the holders of that class of stock represented at the meeting or pursuant to unanimous written consent.

     6.  Protective Provisions. Subject to the rights of series of Preferred
         ---------------------
Stock which may from time to time come into existence, so long as at least 50% of the shares of Preferred Stock originally issued are outstanding (as appropriately adjusted for any stock splits, stock combinations, recapitaliziations or the like), the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on as-converted basis):

     (a) sell, convey or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of;

     (b) alter or change the rights, preferences or privileges of the shares of Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F or Series F1 Preferred Stock so as to affect adversely the shares; or

     (c) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F or Series F1 Preferred Stock with respect to voting, dividends or upon liquidation.

     Subject to the rights of series of Preferred Stock which may from time to time come into existence, as so long as, in the aggregate, at least 50% of the shares of Series F Preferred Stock and Series F1 Preferred Stock originally issued are outstanding (as appropriately adjusted for any stock splits, stock combinations, recapitalizations or the like), the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series F and Series F1 Preferred Stock (voting together as a single class and not as separate series), (i) increase the total number of authorized shares of Series F or Series F1 Preferred Stock or (ii) decrease the public offering price set forth in subsection 4(b) herein at which the shares of Preferred Stock shall automatically be converted into shares of Common Stock.

     7.   Status of Converted Stock.  In the event shares of Series A, Series B,
          -------------------------
Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F or Series F1 Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the corporation. The Articles of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

     8.   Repurchase of Shares.  In connection with repurchase by this
          --------------------
corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California General Corporation Law shall not apply in whole or in part with respect to such repurchases.

     C.   Common Stock.
          ------------

     1.   Dividend Rights. Subject to the prior rights of holders of all classes
          ---------------
of stock at the time outstanding having prior rights as to dividends (as set forth in Section 1 of Division (B) of this Article III hereof), the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

     2.   Liquidation Rights. Upon the liquidation, dissolution or winding up of
          ------------------
the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division (B) of this Article III hereof.

     3.   Redemption.  The Common Stock is not redeemable.
          ----------

     4.   Voting Rights. The holder of each share of Common Stock shall have the
          -------------
right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                  ARTICLE IV

     1. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     2. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

     THREE:   The foregoing amendment has been approved by the Board of
Directors of said corporation.

     FOUR:    The foregoing amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Sections 902 and 903 of the California General Corporation Laws: the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 4,220,275 shares of Common Stock, 1,232,500 shares of Series A Preferred Stock, 2,937,995 shares of Series B Preferred Stock, 3,575,000 shares of Series C Preferred Stock, no shares of Series C1 Preferred Stock, 1,350,000 shares of Series D Preferred Stock, no shares of Series D1 Preferred Stock, 1,000,000 shares of Series E Preferred Stock, no shares of Series E1 Preferred Stock, 1,777,778 shares of Series F Preferred Stock and no shares of Series F1 Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock, Series A, Series B, Series C, Series C1, Series D, Series D1, Series E, Series E1, Series F or Series F1 Preferred Stock voting as a single class and on an as-converted basis.

     The undersigned certify under penalty of perjury that they have read the foregoing Eighth Amended and Restated Articles of Incorporation and know the contents thereof, and that the statements therein are true.

     IN WITNESS WHEREOF, the undersigned have executed this certificate at San Jose, California on May 10, 1999.


                                   /s/ Bryan D. Stolle
                                   ------------------------------
                                   Bryan D. Stolle, President



                                   /s/ Thomas P. Shanahan
                                   ------------------------------
                                   Thomas P. Shanahan, Secretary




                                                             [SEAL APPEARS HERE]